EXHIBIT 13
                                      ---------

                         FIRST AMENDMENT TO RIGHTS AGREEMENT


               This Amendment, dated as of January 25, 1995 (the
        "Amendment"), is between Dr Pepper/Seven-Up Companies, Inc., a Delaware corporation (the "Company"), and Bank One, Texas, N.A., a national banking association (the "Rights Agent"),

                                 W I T N E S S E T H:
                                 - - - - - - - - - -

               WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of September 1, 1993 (the "Agreement"); and

               WHEREAS, pursuant to Section 27 of the Agreement, the Company and the Rights Agent desire to amend the Agreement set forth below.

               NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

               Section 1.     Amendments to Section 1.

               (a) The definition of "Beneficial Owner" is amended by adding the following at the end of the definition:

          Notwithstanding anything contained in this Agreement to the contrary, neither Parent nor its Affiliates shall be deemed to be the Beneficial Owner of nor to beneficially own any Common Stock beneficially owned by a Director Stockholder as a result of the Stockholders Stock Tender Agreement unless and until such Common Stock is accepted for purchase or purchased pursuant to the Offer. No Director Stockholder shall be deemed to be the Beneficial Owner of nor to beneficially own any Common Stock that is beneficially owned by either another Director Stockholder or by Parent or its Affiliates as a result of the Stockholders Stock Tender Agreement.

               (b) The definition of Expiration Date is amended by deleting such definition in its entirety and substituting the following:

               "Expiration Date" shall mean the earliest of (i) the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which the Rights expire pursuant to Section 13(d) hereof, (iv) the time at which all Rights then outstanding and exercisable are exchanged pursuant to Section 24 hereof and (v) immediately prior to the purchase of Common Stock pursuant to the Cadbury Offer. Upon the Expiration Date, the Rights shall expire.

               (c) The definition of "Permitted Offer" is amended by adding the following at the end of the definition:





















                                    Exhibit 13 - 1




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          At any time prior to the acceptance of Common Stock pursuant to a
          Permitted Offer, the Board of Directors may rescind the determination that a tender offer or exchange offer is a Permitted Offer.

               (d)  The following definitions are added to Section 1 of the
          Agreement:

               "Cadbury Offer" shall mean the cash tender offer to acquire all the issued and outstanding shares of Common Stock which is defined as the "Offer" in the Merger Agreement;

               "Director Stockholders" (individually, a Director
          Stockholder) shall mean those directors of the Company that are parties to the Stockholders Stock Tender Agreement.

               "Merger" shall mean the merger of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware following the consummation of the Cadbury Offer and upon the terms and subject to the conditions set forth in the Merger Agreement.

               "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of January 25, 1995, among Parent, Purchaser, and the Company. but shall not include any amendment to such Merger Agreement.

               "Parent" shall mean Cadbury Schweppes plc, a company organized under the laws of England and any assignee of Parent pursuant to Section 9.5 of the Merger Agreement.

               "Purchaser" shall mean DP/SU Acquisition Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent and any assignee of Purchaser pursuant to Section 9.05 of the Merger Agreement.

               "Stockholders Stock Tender Agreement" shall mean that agreement dated as of January 25, 1995 among Parent and the Director Stockholders providing for among other things, the agreement of the Director Stockholders to tender Common Stock pursuant to the Cadbury Offer as described in the Merger Agreement.

               Section 2.     New Section 35.

               The following is added as a new Section 35:

               Section 35. Cadbury Offer; Merger etc. None of the execution or delivery of the Merger Agreement or the Stockholders Stock Tender Agreement or the making of the Cadbury Offer, in each case in accordance with the Merger Agreement, shall cause
          (i) Parent or Purchaser or any of their Affiliates to be an Acquiring Person, (ii) a Stock Acquisition Date to occur or (iii) a Distribution Date to occur in accordance with the terms hereof, which Distribution Date, if any, shall instead be indefinitely deferred until such time as the Board of Directors may otherwise determine. None of the acceptance for payment or payment of shares of Common Stock by Purchaser pursuant to the Cadbury Offer (including shares covered by the Stockholders Stock Tender Agreement) nor the consummation of the Merger, in each case in accordance with the Merger Agreement, shall cause (i) Parent or Purchaser or any of their Affiliates to be an










                                    Exhibit 13 - 2




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          Acquiring Person, (ii) a Stock Acquisition Date to occur or (iii) a
          Distribution Date to occur in accordance with the terms hereof, which Distribution Date shall instead be indefinitely deferred until such time as the Board of Directors may otherwise determine; provided, that if, prior to the time that the Rights have expired, the Merger Agreement is terminated pursuant to its terms, then neither the provisions of this sentence (other than this proviso) nor clause (v) of the definition of "Expiration Date" shall be of any effect.

               Section 3. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

               Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

               Section 5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

               Section 6. Effect of Amendment. Except as expressly modified herein, the Agreement shall remain in full force and effect.

               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

                                   DR PEPPER/SEVEN-UP COMPANIES


                                   By /s/ Nelson A. Bangs
                                      ---------------------------
                                      Name:   Nelson A. Bangs
                                      Title:  Vice President, General
                                              Counsel and Secretary


                                   BANK ONE TEXAS, N.A.


                                   By /s/ Jeff Salavarria
                                      ---------------------------
                                      Name:    Jeff Salavarria
                                      Title:   Assistant Vice President




















                                    Exhibit 13 - 3